FOR IMMEDIATE RELEASE

CONTACT:	Paul Mason 414-524-6114 Paul.E.Mason@jci.com

Mark P. Vergnano elected to Johnson Controls Board of Directors

MILWAUKEE, Nov. 16, 2011 – The Board of Directors of Johnson Controls (NYSE: JCI), a global diversified company in the buildings and automotive industries, today elected Mark P. Vergnano to serve as a director, effective immediately.

Mr. Vergnano is an executive vice president for DuPont, responsible for the company’s Building Innovations, Protection Technologies, Sustainable Solutions, Electronics & Communications, Chemicals & Fluoroproducts, and Titanium Technologies businesses. Mr. Vergnano, who has held a variety of leadership positions during his 31-year career with DuPont, also leads the company’s safety, health and environment, sales, marketing, sustainability and communication functions.

“We are delighted that Mark has joined our Board of Directors. He brings decades of business and functional leadership experience and global perspective, and we look forward to his counsel and many contributions as we look to build on the market leadership positions of our businesses,” said Chairman and Chief Executive Officer Stephen A. Roell.

Mr. Vergnano earned a master’s degree in business administration from Virginia Commonwealth University and a bachelor’s degree in chemical engineering from the University of Connecticut. He serves on the board of directors for the Delaware Council for Economic Education and the U.S. National Safety Council, as well as the advisory boards for the University of Connecticut School of Engineering and the University of Delaware Lerner College of Business and Economics.

About Johnson Controls
Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 162,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2011, Corporate Responsibility Magazine recognized Johnson Controls as the #1 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com

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